EXHIBIT 99.3

[LETTERHEAD OF EVERCORE GROUP L.L.C.]

Board of Directors
CVS Corporation
One CVS Drive
Woonsocket, RI 02895

     We hereby consent to the (i) use of our opinion letter dated January 16, 2007 to the Board of Directors of CVS Corporation included as Annex D to the Joint Proxy Statement/Prospectus relating to the proposed merger of CVS Corporation and Caremark Rx, Inc., which forms a part of the Registration Statement on Form S-4 of CVS Corporation, and (ii) description of such opinion in the Joint Proxy Statement/Prospectus and to the references to our name contained therein under the headings “SUMMARY – Opinions of Financial Advisors”, “THE MERGER – Background of the Merger”, “THE MERGER – Factors considered by, and Recommendation of, the CVS Board of Directors”, and “THE MERGER – Opinions of Financial Advisors to the CVS Board of Directors”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

EVERCORE GROUP L.L.C.

By:	/s/ William O. Hiltz

Name: William O. Hiltz
Title: Authorized Person

January 16, 2007